                                                                    EXHIBIT 99.1


WEDNESDAY, AUGUST 22, 2001, 7:00 AM EASTERN TIME

PRESS RELEASE

SOURCE: American Financial Holding, Inc.

AMERICAN FINANCIAL HOLDING, INC. ACQUIRES ISOLAGEN TECHNOLOGIES, INC.

HOUSTON, TX. - - (PRNewswire) - - August 22, 2001 - - American Financial Holding, Inc. (OTCBB:ANFC) today announced that it acquired Isolagen Technologies, Inc. in a stock-for-stock transaction. The Certificate of Merger was filed August 13, 2001. Simultaneously with the merger, American Financial raised over $2 million in equity in a private placement of common stock and converted $1.45 million principal amount of Isolagen debt and approximately $625,000 of accrued liabilities of Isolagen to equity. The net cash proceeds of the private placement will be used to fund Isolagen's research and development projects, to fund the initial FDA trials of the Isolagen process, to explore the viability of entering foreign markets, to provide additional working capital and for general corporate purposes.

Isolagen is an emerging biotechnology company specializing in the development and commercialization of autologous cellular system ("ACS") for hard and soft tissue regeneration and other therapies. Isolagen currently holds four patents with one additional patent pending. Representing breakthrough technology in the overall approach to cosmetic and medical therapy, ACS is a process whereby a patient's own cells are extracted, reproduced through Isolagen's proprietary process, and then reintroduced back into the patient for specific cosmetic and medical applications. Unlike other collagen development companies, Isolagen uses only the patient's unique living cells for the source of its collagen production.

Isolagen's goal is to become the industry leader in the research, development and commercialization of ACS tissue regeneration.

ABOUT AMERICAN FINANCIAL HOLDING, INC.

American Financial Holding, Inc. (OTCBB:ANFC) is the holding company of Isolagen Technologies, Inc. Founded in 1995, Isolagen has focused its efforts in the development of cellular technology that has specific application for cosmetic dermatology, cosmetic surgery, periodontal disease, reconstructive dentistry and other health related markets. Isolagen's corporate headquarters are located in Houston, TX with manufacturing and research facilities in Paramus, NJ. For further information, please see www.isolagen.com.

Contact:
Isolagen Technologies, Inc.
Michael Macaluso, CEO 713-780-4754
Michael Avignon, President 713-780-4754